Exhibit 10.7

AMENDMENT NO. 7

YELLOW CORPORATION PENSION PLAN

WHEREAS, YRC Worldwide Inc. (the “Company”) maintains the Yellow Corporation Pension Plan (the “Plan”) for the benefit of employees of the Company and its participating affiliates; and

WHEREAS, Article XI of the Plan authorizes the Company to amend the Plan at any time in its discretion; and

WHEREAS, as part of a pending determination letter application for the Plan, the Internal Revenue Service has requested that certain clarifying amendments be made to the Plan;

NOW, THEREFORE, effective January 1, 2002, the Plan is clarified and amended as follows:

A. Section 5.6 is amended by adding the following two new subparagraphs (d) and (e) to end of such Section:

(d) Incidental Benefits Requirements. In all events, distributions made pursuant to this Section 5.6 shall be made in a manner which satisfies the incidental benefit requirements of Section 401(a)(9)(G) of the Code.

(e) Incorporation of Treasury Regulations. In all events, distributions made pursuant to this Section 5.6 shall be made in a manner which satisfies the requirements of Treasury Regulations 1.401(a)(9)-2 through 1.401(a)(9)-9, the terms and conditions of which will override any contrary provision of this Section 5.6 or any other Plan provision.

B. The last sentence of Section 15.1(a) is deleted in its entirety and the following is inserted in lieu thereof:

In the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting “five-year period” for “one-year period.”

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer on the 21st day of June 2010.

YRC WORLDWIDE INC.

By:	/s/ Harold D. Marshall
Name:	Harold D. Marshall
Title:	Vice President – Employee Benefits

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